STILLWATER NATIONAL BANK AND TRUST COMPANY

6301 Waterford Boulevard, Suite 101 • Oklahoma City OK 73118 • (405) 427-4000
www.banksnb.com

April 13, 2006

Shumate Industries, Inc.
Matt Flemming, CFO
12060 FM 3083
Conroe, Texas 77301

Dear Matt,

As part of an overall debt restructure, in October 2005, Shumate Industries and Stillwater National Bank ("SNB") entered into a Secured Convertible Promissory Note ("Debenture") in the amount of $2,500,000. As of 3/31/06, the Debenture had a principal balance of $2,500,000 and accrued interest of $103,333. In addition to the Debenture, Shumate is indebted to SNB upon promissory notes in the principal face amounts of $3,633,053 and $1,000,000.

Pursuant to our recent discussions, SNB is willing to accept $500,000 in full satisfaction of the Debenture, subject to the following conditions:

1. The $500,000 payment must come from new equity funds and cannot be borrowed or in any way become an obligation of Shumate Industries, or related concerns.

2. SNB will not assign rights in the Debenture to another party and the terms of the new equity investment must contain no terms which allow those investors, in effect, to gain a special benefit from the spread between $500,000 and the face amount of the Debenture.

3. The equity raised will be upon terms to the investors no better than those recently approved by SNB for dilution of its equity interest.

4. Breach of 1-3 above will constitute a breach of Shumate's Agreement with SNB executed effective October 19, 2005.

5. Payment of the full $500,000 must be received by SNB no later than September 1, 2006.

Should you have any questions or comments, please feel free to contact me at 405-427-4286.

Sincerely,

Michael Mattson
Vice President

AGREED AND ACCEPTED this _______ day of April, 2006.

SHUMATE INDUSTRIES, INC.

By: ______________________________
Matt Flemming
Chief Financial Officer